THE CALVERT FUND

ADMINISTRATIVE SERVICES AGREEMENT

ADDENDUM TO SCHEDULE A

Listed below are the series of The Calvert Fund that are entitled to receive administrative services from Calvert Administrative Services Company ("CASC") under the Administrative Services Agreement dated March 1, 1999, and which will pay annual fees to CASC pursuant to the Agreement.

Calvert Income Fund

Classes A	0.30% of the first $3 billion;
B, C, R and Y	0.25% above $3 billion up to $5 billion; and
0.225% on all assets in excess of $5 billion*

*For purposes of this calculation, assets include the Fund’s total net assets, including assets invested in Class I

Class I	0.10%

Calvert New Vision Small Cap Fund

Class A	0.25%*
Class B	0.25%*
Class C	0.25%*
Class I	0.10%

*Effective March 9, 2008, CASC has agreed to voluntarily waive 0.05% of its administrative fee for Classes A, B, and C, which results in a fee of 0.20% of average daily net assets, contingent upon the continued service of Bridgeway Capital Management, Inc. as Subadvisor to the Fund.

Calvert Short Duration Income Fund

Classes A, B, C, and Y	0.30% of first $1.5 billion; 0.275% on all assets above $1.5 billion*

*For purposes of this calculation, assets include the Fund’s total net assets, including assets invested in Class I

Class I	0.10%

Calvert Long-Term Income Fund

Class A	0.30%
Class B	0.30%
Class C	0.30%
Class I	0.10%

Calvert Ultra-Short Income Fund

Class A	0.25%
Class B	0.25%
Class C	0.25%
Class I	0.10%
Class Y	0.25%

Calvert Government Fund

Class A	0.15%
Class C	0.15%
Class I	0.05%
Class Y	0.15%

Calvert High Yield Bond Fund

Class A	0.10%
Class I	0.10%

Calvert Short-Term Government Fund

Class A	0.10%
Class I	0.10%

For its services under this Administrative Services Agreement, CASC is entitled to receive the fee indicated above based on average net assets. The liability to pay for services under the Agreement arises at the time a class commences operations, absent waivers.

                                                      THE CALVERT FUND

                                                      BY: ____________________________

                                                                  William M. Tartikoff

                                                                  Vice President and Secretary

                                                      Calvert ASSET MANAGEMENT Company, INC.

                                                      BY: ____________________________

                                                                  Ronald M. Wolfsheimer
                                                                  Chief Financial and Administrative Officer

                                                                    and Senior Vice President

Effective May 31, 2010